Exhibit 99.1

2007 STOCK INCENTIVE PLAN

RICHARDS-ZETA BUILDING INTELLIGENCE, INC.

a California Corporation

January 25, 2007

2007 STOCK INCENTIVE PLAN

THIS 2007 STOCK INCENTIVE PLAN (the “Plan”) is made and adopted by RICHARDS-ZETA BUILDING INTELLIGENCE, INC., a California corporation (the “Company”), effective as of January 25, 2007, for the purposes of enabling the Company to grant stock options and issue shares of restricted stock to its employees and others providing services to the Company.

Section 1. DEFINITIONS

For purposes of this Plan, the term:

1.1 “Board” means the board of Directors of the Company.

1.2 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.3 “Committee” means such Committee of the Board of Directors as the Board may constitute and appoint from time to time to administer the Plan, pursuant to Section 3.3, below.

1.4 “Common Stock” means shares of the common capital stock of the Company.

1.5 “Company” means RICHARDS-ZETA BUILDING INTELLIGENCE, INC., a California corporation.

1.6 “Disability” or “Disabled” means that Optionee is suffering from a mental or physical condition which, in the opinion of a licensed medical doctor reasonably acceptable to the Company, renders Optionee incapable for a period for a period of at least six (6) consecutive months from performing his regular duties as an employee of the Company. Optionee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Optionee is Disabled.

1.7 “Exercise Price” means the amount due pursuant to Section 6.1(c), below, for the purchase of shares of Common Stock upon the exercise of Options granted hereunder.

1.8 “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(a) If the Common Stock is listed on an established national stock exchange or the National Market System of the National Association of Securities Dealers, Inc., Automated Quotation (“NASDAQ”) System, then the Fair Market Value of a share of Common Stock on each day shall be the closing price thereof, as quoted on such exchange or system (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board or Committee deems reliable;

(b) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board or Committee deems reliable; and

(c) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board or Committee.

1.9 “Holder” means each individual to whom an Incentive Option or a Nonqualified Option is granted, or to whom shares of Restricted Stock are issued, under this Plan.

1.10 “Incentive Options” means “incentive stock Options,” as defined in Section 422 of the Code.

1.11 “Nonqualified Options” means all Options granted under this Plan to acquire stock of the Company, its Parent, or any of its Subsidiaries, other than Incentive Options.

1.12 “Option” shall mean each Incentive Option and Nonqualified Option permitted to be granted under this Plan.

1.13 “Option Shares” shall mean the number of shares for which an Option is granted under this Plan.

1.14 “Parent” means a corporation that owns directly or indirectly 50% or more of the total combined voting power of all classes of stock of the Company.

1.15 “Plan” means this Stock Incentive Plan of the Company, as amended from time to time.

1.16 “Restricted Stock” means shares of Common Stock which (a) either (i) are issued upon exercise of an Option prior to Holder’s becoming fully vested therein, or (ii) otherwise are issued by the Company pursuant to Section 7, below, in lieu of granting an Option for the purchase of such shares; and (b) are subject to such vesting schedule and transfer restrictions as the Board or the Committee deems appropriate.

1.17 “Restricted Stockholder” means the employee of, consultant to, or director of the Company or other person to who shares of Restricted Stock are issued pursuant to this Plan.

1.18 “Restricted Stock Repurchase Agreement” means an agreement executed by a Restricted Stockholder and the Company as contemplated by Section 7, below, which imposes on the shares of Restricted Stock held by the Restricted Stockholder such restrictions as the Board or Committee deem appropriate.

1.19 “Subsidiary” means each corporation in which stock possessing 50% or more of the total combined voting power of all classes of stock of such corporation or corporations is owned directly or indirectly by the Company.

Section 2. PURPOSE

This Plan is intended to provide incentives to enable officers and employees of the Company, its Parent, and its Subsidiaries, and for certain other individuals providing services to or acting as directors of the Company, its Parent, or its Subsidiaries, to acquire or increase a proprietary interest in the Company, its Parent, or its Subsidiaries, and their success. The Company intends that this purpose shall be effected by the granting of Incentive Options and Nonqualified Options, and the issuance of shares of Restricted Stock, under the Plan.

Section 3. OPTIONS TO BE GRANTED AND ADMINISTRATION

3.1 Options To Be Granted. Options granted under the Plan may be either Incentive Options or Nonqualified Options.

3.2 Administration By The Board. This Plan shall be administered by the Board of Directors of the Company.

(a) The Board shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. This authority includes, but is not limited to: (i) the power to grant Options conditionally or unconditionally; (ii) the power to prescribe the form or forms of the instruments evidencing Options granted under this Plan; (iii) the power to interpret the Plan; (iv) the power to provide regulations for the operation of the incentive features of the Plan, and otherwise to prescribe regulations for interpretation, management and administration of the Plan; (v) the power to delegate responsibility for Plan operation, management and administration on such terms, consistent with the Plan, as the Board may establish; (vi) the power to delegate to other persons the responsibility for performing ministerial acts in furtherance of the Plan’s purpose; and (vii) the power to engage the services of persons or organizations in furtherance of the Plan’s purpose, including but not limited to banks, insurance companies, brokerage firms and consultants.

(b) In addition, as to each Option, the Board shall have full and final authority in its discretion to determine: (i) the number of shares subject to each Option; (ii) the time or times at which Options shall be granted; (iii) the Option price for the shares subject to each Option, which price shall be subject to the applicable requirements, if any, of Section 6.1(c) hereof; and (iv) the time or times when each Option shall become exercisable, the conditions under which exercise may be accelerated, and the duration of the exercise period.

3.3 Appointment and Proceedings of Committee. The Board may appoint a Stock Option Committee which shall consist of at least two members of the Board. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum, and all actions of the Committee shall require the affirmative vote of a majority of its members. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be as fully effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held.

3.4 Powers of Committee. Subject to the provisions of this Plan and the approval of the Board, the Committee shall have the power to grant Options and issue Restricted Stock hereunder, including determining the number of shares to be covered by each Option, the time or times of Option grants, and the terms and conditions of each Option. In addition, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to exercise the administrative and ministerial powers of the Board with regard to aspects of the Plan other than the granting of Options. The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted hereunder and the exercise of any power delegated to it hereunder shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

Section 4. STOCK

4.1 Shares Subject To Plan. The Company hereby reserves and sets aside for the granting of Options under the plan Fifteen Thousand (15,000) shares of Common Stock. Such number of shares is subject to adjustment as provided in Section 9, below.

4.2 Deemed Timing of Grants. Each Option granted hereunder shall be deemed to be granted as of the end of the day on which granted.

4.3 Lapsed or Unexercised Options. Whenever any outstanding Option under the Plan expires, is canceled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such Option automatically shall be deemed to be restored to the Plan and again shall be available for the granting of other Options and issuance of shares of Restricted Stock under the Plan.

4.4 Unvested Shares of Restricted Stock Repurchased By Company. Whenever any unvested shares of Restricted Stock are repurchased by the Company pursuant to Section 7, below, such repurchased shares automatically shall be deemed to be restored to the Plan and again shall be available for the granting of other Options or issuance of shares of Restricted Stock under the Plan.

Section 5. ELIGIBILITY

5.1 Eligible Optionees. Incentive Options maybe granted only to employees of the Company or its Parent or Subsidiaries, including members of the Board who are also employees of the Company or a Parent or Subsidiary; provided that, for any period in which the Company is taxed as an “S” corporation for income tax purposes, an individual shall be eligible for the grant of an Option hereunder only if (and for so long as) such individual is eligible under Section 1361 of the Code to a shareholder in an “S” corporation without occasioning a revocation of the Company’s “S” corporation election. If the holder of an Option granted hereunder is so eligible to be a shareholder in an “S” corporation at the time the Option is granted but thereafter loses such eligibility, then such Option may not be exercised unless and until such eligibility is restored. Nonqualified Options may be granted to officers or other employees of the Company or its Parent or Subsidiaries, to members of the Board or the board of directors of a Parent of any Subsidiary whether or not employees of the Company or such Parent or Subsidiary, and to other individuals providing services to the Company or its Parent or Subsidiaries.

5.2 Limitations On 10% Stockholders. No Option shall be granted to an individual who, at the time the Option is granted, owns (including ownership attributed pursuant to Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary of the Company (a “greater-than-10% stockholder”), unless such Option provides that (i) the purchase price per share shall not be less than 110% of the Fair Market Value of the Common Stock at the time such Incentive Option is granted, and (ii) if such Option is an Incentive Option, then such Option shall not be exercisable to any extent after the expiration of five (5) years from the date on which it is granted.

5.3 Limitation On Exercisable Options. The aggregate Fair Market Value (determined at the time the Incentive Option is granted) of the Common Stock with respect to which Incentive Options are exercisable for the first time by any person during any calendar year under the Plan and under any other Option plan of the Company (or a parent or subsidiary as defined in Section 424 of the Code) shall not exceed $100,000. Any Option granted in excess of the foregoing limitation shall be specifically designated as being a Nonqualified Option. The first sentence of this Section 5.3 shall be applied by reference to the Fair Market Value of Common Stock as of the time the Option is granted.

Section 6. TERMS OF OPTION AGREEMENTS

6.1 Mandatory Terms. Each Option agreement shall contain such provisions as the Board or the Committee from time to time determines to be appropriate. Option agreements need not be identical, but each Option agreement by appropriate language shall include the substance of all of the following provisions:

(a) Expiration. Notwithstanding any other provision of the Plan or of any Option agreement, each Option shall expire on the date specified in the Option agreement, which date shall not be later than the tenth anniversary of the date on which the Option was granted (fifth anniversary in the case of an Incentive Option granted to a greater-than-10% stockholder).

(b) Exercise; Vesting. Each Option shall be exercisable in full or in installments (which need not be equal) and at such times as designated by the Board or the Committee. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. Unless the Board or Committee determines otherwise with respect to any Option granted or any shares of Restricted Stock issued hereunder, the Holder of each Option shall become vested in such Option and each Restricted Stockholder shall become vested in shares of Restricted Stock as follows: (i) twenty-five percent (25%) of the shares after twelve (12) consecutive months of employment with the Company, and (ii) thereafter, one-thirty-sixth (1/36th) of the remainder of the shares for each complete subsequent month of continuous employment with the Company, provided that any other vesting scheduled approved by the Board or Committee for grants to any person other than an officer or director of or consultant to the Company must provide for a vesting rate of at least twenty percent (20%) per year over a period of not more than five (5) years.

(c) Purchase Price. The purchase price per share of the Common Stock under each Incentive Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Option is granted (110% of the Fair Market Value in the case of a greater-than-10% stockholder). The price at which shares may be purchased pursuant to Nonqualified Options shall be specified by the Board or the Committee at the time the Option is granted, and maybe less than, equal to or greater than the Fair Market Value of the shares of Common Stock on the date such Nonqualified Option is granted, but shall not be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the date the Option is granted.

(d) Transferability of Options. Options granted under the Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the Plan (or any right or privilege conferred hereby), contrary to the provisions of the Plan, or upon any attempted levy or any attachment or similar process upon the rights and privileges conferred hereby, such Option shall thereupon term I late and become null and void.

(e) Termination of Employment or Death or Disability of Optionee. Except as otherwise expressly provided in the terms and conditions of the Option granted to an Optionee, Options granted hereunder shall terminate on the earliest to occur of (i) the date of expiration thereof; (ii) if the Holder is employed by the Company and such employment is terminated by the Company for “Cause”, as hereinafter defined, on the date of such termination; or (iii) if the Holder is employed by the Company and such employment is terminated for any reason other than death, Disability or for cause as aforesaid, on the earlier of the date of expiration thereof or ninety (90) days following the date of such termination.

(i) Until the date on which the Option so expires or terminates, the Holder may exercise that portion of his Option which is exercisable at the time of termination of such relationship. An employment relationship between the Company and the Holder shall be deemed to exist during any period during which the Holder is employed by the Company or by a Parent or any Subsidiary. Whether authorized leave of absence or absence on military government service shall constitute termination of the employment relationship between the Company and the Holder shall be determined by the Board or the Committee at the time thereof. For purposes of this Section 6.1(e), the term “Cause” shall mean: (a) any material breach by the Holder of any agreement to which the Holder and the Company are both parties; (b) any act (other than retirement) or omission to act by the Holder which may have a material and adverse effect on the Company’s business or on the Optionee’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), (c) any material misconduct or material neglect of duties by the Holder in connection with the business or affairs of the Company or any Subsidiary or affiliate of the Company, or (d) any other act or omission constituting “Cause” for termination of Holder’s employment or engagement by the Company under any employment or other service agreement between such Holder and the Company.

(ii) In the event of the death or Disability of any Holder while in an employment or other relationship with the Company and before the date of expiration of such Option, such Option shall terminate on the earlier of such date of expiration or six (6) months following the date of such death or Disability. After the death of the Optionee, his executor, Board or Committee or any person or persons to whom his Option may be transferred by will or by laws of descent and distribution, shall have the right, at any time prior to such termination, to exercise the Option to the extent the Holder was entitled to exercise such Option as of the date of his death.

(f) Rights of Optionees. No Holder shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any Option unless and until (i) the Option shall have been exercised with respect to such shares pursuant to the terms thereof, and (ii) the Company shall have issued and delivered a certificate representing such .hares. Thereupon, the Holder shall have fill voting, dividend and other ownership rights with respect to such shares of Common Stock, subject to any agreements entered into by the Holder in connection with the Optionees exercise of the Option and acquisition of the stock.

6.2 Certain Optional Terms. The Board or the Committee may in its discretion provide, upon the grant of any Option hereunder, that the stock shall be subject to the terms of a repurchase or shareholders’ agreement including any and all commercially reasonable terms, such as, without limitation, that the Company shall have the right from time to time to repurchase all or any number of shares purchased upon exercise of such Option.

(a) Repurchase Price. The repurchase price per share payable by the Company shall be determined as follows.

(i) Price Generally. Such repurchase price for the shares shall be either:

(A) Not less than the Fair Market Value of the shares to be repurchased upon the date of termination of employment or other service engagement, and the right to repurchase (i) must be exercised for cash or cancellation of purchase money indebtedness for the stock within 90 days of termination of employment or other service engagement (or, in the case of securities issued upon exercise of Options after the date of termination, within 90 days after the date of exercise), and (ii) must lapse on the first date on which the Company’s shares of Common Stock become listed on an established national stock exchange or NASDAQ.

(B) (The original purchase price for such shares, provided that the right to repurchase at the original purchase price lapses at the rate of at least twenty percent (20%) per year over a period of not more than five (5) years from the date the Option is granted (without regarding to the date on which the Option is exercised or becomes exercisable) and the right to repurchase must be exercised for cash or cancellation of indebtedness for the securities within 90 days of termination of employment or other service engagement (or in the case of securities issued upon exercise of options after the date of termination of employment or other service engagement, within 90 days after the date of the exercise).

(ii) Officers, Directors, Managers, and Consultants. Notwithstanding the provisions of Section 6.1(f)(a)(i), above, the securities held by an officer, director, manager, or consultant of the Company may be subject to additional or greater restrictions.

(iii) Right of First Refusal. The Board or the Committee may also provide that the Company shall have a right of first refusal with respect to the transfer or proposed transfer of any shares purchased upon exercise of an Option granted hereunder. In the event the Bond or the Committee shall grant Options subject to the Company’s repurchase rights or rights of first refusal, the certificate or certificates representing the shares purchased pursuant to the exercise of such Option shall carry a legend satisfactory to counsel for the Company referring to such rights.

(b) Form of Option Agreement. Notwithstanding the foregoing, the form of Stock Option Agreement attached to this Plan at Exhibit A is hereby approved for use with stockholders with respect to shares issued under this Plan. Such form may be used under this Plan by the Board, the Committee, and the officers of the Company, in their discretion, without any further approval from the stockholders, the Board or the Committee.

Section 7. AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock. The Board or Committee from time to time, in its absolute discretion, may (a) award Restricted Stock (in lieu of Options) to employees of, consultants to, and directors of the Company, and such other persons as the Board or Committee may select, and (b) permit Holders of Options to exercise such Options prior to full vesting therein and hold the Common Stock issued upon exercise of the Option as Restricted Stock. In either such event, the owner of such Restricted Stock shall hold such stock subject to such vesting schedule as the Board or Committee may impose or such vesting schedule to which the Option was subject, as determined in the discretion of the Board or Committee. The purchase price of such shares of Restricted Stock shall not be less than eighty-five percent (85%) of the Fair Market Value of the shares of Restricted Stock (or 100% of such Fair Market Value, if the recipient of such shares of Restricted Stock is a “greater-than-10% stockholder,” as such term is defined in Section 5.2, above) as of the time the award of such shares of Restricted Stock is approved by the Board. Any unvested shares of Restricted Stock that are repurchased by the Company pursuant to this Section 7 shall be deemed to be restored to the Plan in a manner consistent with Section 4.3, above.

7.2 Restricted Stock Repurchase Agreement. Restricted Stock shall be issued only pursuant to a Restricted Stock Repurchase Agreement, which shall be executed by the Restricted Stockholder and the Company and which shall contain such terms and conditions as the Board or Committee shall determine consistent with this Plan, including such restrictions on transfer as are imposed by the Stock Option Agreement.

7.3 Rights As Stockholders. Upon delivery of the shares of Restricted Stock to the Restricted Stockholder or to the escrow holder pursuant to Section 7.8, below, the Restricted Stockholder shall have, unless otherwise provided by the Board or Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in the Restricted Stock Repurchase Agreement, including the right to receive all dividends and other distributions (other than stock dividends, which shall be paid to the escrow holder for the benefit of the Restricted Stockholder) paid or made with respect to the Restricted Stock.

7.4 Restriction On Transfer: Vesting. Notwithstanding anything in this Plan or any Restricted Stock Repurchase Agreement to the contrary, no Restricted Stockholders may sell or otherwise transfer, whether or not for value, any of the Restricted Stock prior to the date on which the Restricted Stockholder is vested therein.

7.5 Additional Restrictions. All shares of Restricted Stock issued under this Plan (including any shares of Common Stock and other securities issued with respect to the shares of Restricted Stock as a result of stock dividends, stock splits or similar changes in the capital structure of the Company) shall be subject to such restrictions as the Board or Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights, transferability of the Restricted Stock and restrictions based on duration of employment with the Company, Company performance and individual performance; provided that the Board or Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of such restrictions. Restricted Stock may not be sold or encumbered until all applicable restrictions have terminated or expire. The restrictions, if any, imposed by the Board or Committee or the Board under this Section 7 need not be identical for all shares of Restricted Stock and the imposition of any restrictions with respect to any Restricted Stock shall not require the imposition of the same or any other restrictions with respect to any other Restricted Stock.

7.6 Repurchase of Invested Restricted Stock. Each Restricted Stock Repurchase Agreement shall provide that the Company shall have the right to repurchase from the Restricted Stockholder the unvested Restricted Stock upon a termination of employment, termination of directorship or termination of a consulting arrangement, as applicable, at a price per share equal to the purchase price paid by the Restricted Stockholder for such Restricted Stock, provided that the right to repurchase at the original purchase price lapses at the rate of at least twenty percent (20%) per year over a period of not more than five (5) years from the date the shares of Restricted Stock are issued, and the right to repurchase must be exercised for cash or cancellation of purchase-money indebtedness for the securities within 90 days of termination of employment.

7.7 Right of First Refusal. In the discretion of the Board or Committee, the Restricted Stock Repurchase Agreement may provide that the Company shall have a right of first refusal with respect to the Restricted Stock and a right to repurchase the vested Restricted Stock upon a termination of the Restricted Stockholder’s employment with the Company, the termination of the Restricted Stockholder’s consulting arrangement with the Company, the termination of the Restricted Stockholder’s service on the Company’s Board, or such other events as the Board or Committee may deem appropriate.

7.8 Escrow. The Secretary of the Company or such other escrow holder as the Board or Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed on the Restricted Stock expire or have been removed.

7.9 Legend. The Board or Committee shall cause a legend or legends to be placed on certificates representing shares of Restricted Stock that are subject to restrictions under Restricted Stock Repurchase Agreements, which legend or legends shall make appropriate reference to the applicable restrictions.

Section 8. METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

8.1 Means of Exercise. Any Option granted under the Plan may be exercised by the Holder by delivering to the Company on any business day a written notice specifying the number of shares of Common Stock the Holder then desires to purchase and specifying the address to which the certificates for such shares are to be mailed (the “Notice”). The Notice shall be accompanied by payment for such shares, any required payment of withholding taxes, and such documents, including without limitation an investment letter and a repurchase or shareholder’s agreement duly executed by the Holder relating, among other things, to restrictions on transfer rights of first refusal and Company buy-back rights (if applicable), as may reasonably be required or requested by the Company.

8.2 Payment of Exercise Price. The consideration for such shares shall be paid, with the approval of the Board or Committee, either:

(a) In cash, certified or bank check or postal money order payable to the order of the Company for an amount equal to the sum of (x) the Exercise Price of such shares, plus (y) the amount, if any, required to fund withholding taxes due with respect to such exercise, as contemplated by Section 12.3, below. If as of the date of Holder’s exercise of the Option the Company then is sponsoring a cashless exercise program through one or more approved brokers, then upon notification by Holder the Company will tender to a Company-approved broker any cash to be delivered under the foregoing clause “(x)” maybe provided with the proceeds of any Option Shares which Holder elects to cause to be sold in connection with the exercise of the Option, the date on which the Company receives the proceeds from the sale of those shares shall be deemed to be the date on which the Option is exercised, and any applicable income, withholding and other taxes shall be calculated based upon the selling price of the Option Shares sold by the Company-approved broker pursuant to such cashless exercise.

(b) With one or more share certificates for a number of shares of outstanding Company Common Stock having a Fair Market Value on the date of tender equal to the sum of (w) the Exercise Price of such shares, plus (x) the amount, if any, required to fund withholding taxes due with respect to such exercise, as contemplated by Section 12.3, below; provided that the Company shall not be obligated to accept the transfer of any shares of Common Stock in payment of the exercise price unless such transfer satisfies all of the provisions of Rule 16b-3 then applicable to the Company.

(c) If authorized by the applicable Option agreement, by a “net exercise” under which Holder relinquishes the right to acquire a number of shares of Common Stock issuable upon exercise of the Option (but not in excess of the vested portion thereof) having a net Fair Market Value (i.e., net of the Exercise Price therefore) equal to the amount of the aggregate Exercise Price of the shares for which the Option is being exercised.

8.3 Delivery of Certificate. Promptly after receipt of such written notification and payment, the Company shall deliver to the Holder or other appropriate person certificates for the number of shares with respect to which such Option has been so exercised, issued in the Optionee’s name; provided, however, that such delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Holder or other appropriate person, at the address specified pursuant to Section 8.1 or another appropriate address designated by the Holder.

Section 9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION

9.1 No Effect of Options Upon Certain Corporate Transactions. The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of Common Stock, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.2 Stock Dividends, Recapitalizations, Etc. If the Company effects a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services or property, then: (a) the number, class and per share price of shares of stock subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Option, for the same aggregate cash consideration, the same total number and class of shares that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment; and (b) the number and class of shares with respect to which Options maybe granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved for issuance under the Plan that number and class of shares of stock that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment.

9.3 Determination of Adjustments. Adjustments under this Section 9 shall be determined by the Board or the Committee and such determinations shall be conclusive. The Board or the Committee shall have the discretion and power in any such event to determine and to make effective provision for acceleration of the time or times at which any Option or portion thereof shall become exercisable. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

9.4 No Adjustment In Certain Cases. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Options.

Section 10. EFFECT OF CERTAIN TRANSACTIONS

If, while unexercised Options or unvested shares of Restricted Stock remain outstanding under the Plan, the Company is a party to a reorganization or merger with one or more other corporations, whether or not the Company’ is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated, or if there is a sale or other disposition of substantially all of the Company’s capital stock or assets to a third party or parties (each hereinafter referred to as a “Transaction”), then:

10.1 Option Outstanding. Subject to the provisions of Section 10.2, below, as of the effective date of such Transaction, all Options (and the vested portion of each Option) shall terminate unless assumed by the acquiring or surviving corporation or exercised prior to the closing of the Transaction.

10.2 Permissive Acceleration. The Board may accelerate the time for exercise of any or all portion of any unvested, unexercised and unexpired Options, effective as of a date prior to the effective date of such Transaction; provided that (a) notice of acceleration shall be given to each Holder of an Option to which such acceleration is to apply; (b) each Holder of an Option shall have the right to exercise such Option in part or in full prior to the effective date of such Transaction; and (c) to the extent not so exercised, all of such Options shall be canceled prior to or as of such effective date (unless assumed by the acquiring or surviving Corporation).

Section 11. NON-EXCLUSIVITY OF THE PLAN; NON-UNIFORM DETERMINATIONS

Neither the adoption of the Plan by the Board nor the approval of the Plan by the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation the granting of stock Options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. The Board’s or Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Options under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Board or the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Option agreements, as to (i) the persons to receive Options under the Plan, (ii) the terms and provisions of Options, (iii) the exercise by the Board or the Committee of its discretion in respect of the exercise of Options pursuant to the terms of the Plan, and (iv) the treatment of leaves of absence pursuant to Section 6.1(e), above.

Section 12. FINANCIAL STATEMENTS, GOVERNMENT AND OTHER REGULATIONS AND WITHHOLDING

12.1 Financial Statements. To the extent required by 10 Cal. Admin Code § 260.140.46, as amended and in effect from time to time, the Company shall provide copies of its financial statements at least annually to persons then holding Options granted and persons holding shares of Restricted Stock issued under this Plan.

12.2 Government and Other Regulations. The obligation of the Company to sell and deliver shares of Common Stock with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board or the Committee. All shares sold under the Plan shall bear appropriate legends. The Company may, but shall in no event be obligated to, register or qualify any shares covered by Options under applicable federal and state securities laws; and in the event that any shares are so registered or qualified the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

12.3 Withholding. Whenever under the Plan shares are to be delivered upon exercise of an Option, the Company shall be entitled to require as a condition of delivery that the Holder remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. If the Company permits exercise of an Option hereunder and thereafter discovers that withholding taxes are due from the Option holder in an amount in excess of the amount theretofore deposited with the Company by such Holder, then the Company shall be entitled to withhold all stock certificates for the shares underlying such Option until such Option holder deposits such amount with the Company.

Section 13. “LOCKUP” AGREEMENT

The Board or the Committee in its discretion may specify upon granting an Option that the Holder shall agree, for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, upon request of the Company or the underwriter or underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any Option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of such Option, without the prior written consent of the Company or such underwriter or underwriters, as the case may be.

Section 14. MISCELLANEOUS

14.1 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be fully performed in the State of California.

14.2 Termination and Amendment of Plan. The Board may terminate the Plan at anytime, and may amend the Plan at any time and from time to time, subject to the limitation that, except as provided in Sections 9 and 10 hereof, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations, at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, in any instance in which such amendment would (a) increase the number of shares of Common Stock as to which Options may be granted under the Plan; or (b) change in substance the provisions of Section 5 hereof relating to eligibility to participate in the Plan. Except as provided in Sections 9 and 10 hereof, rights and obligations under any Option granted before termination or amendment of the Plan shall not be altered or impaired by such termination or amendment except with the consent of the Optionee.

14.3 No Assurances of Employment. Neither the adoption of this Plan, the granting of any Option hereunder, nor the execution of an Option agreement with any Holder is intended or shall be construed as either (a) conferring on any individual any right to remain employed by the Company for any specified term, or (b) limiting in any way the right, power and authority of the Company to terminate the employment or other service engagement of such person at any time either with or without cause.

14.4 Effective Date. The effective date of the Plan is January 25, 2007. No Option may be granted under the Plan after the tenth (10th) anniversary of such effective date.

FIRST AMENDMENT

TO

2007 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT TO 2007 STOCK INCENTIVE PLAN (the “Amendment”) is made and adopted, effective as of February 7, 2007 (the “Effective Date”), by RICHARDS-ZETA BUILDING INTELLIGENCE, INC., a California corporation (the “Company”), with reference to the following facts.

RECITALS:

A. The Company previously adopted that certain 2007 Stock Option Plan dated effective January 25, 2007, (the “Option Plan”), and the shareholders and Board of Directors of the Company set aside thereunder Fifteen Thousand (15,000) shares of Common Stock as of January 25, 2007, to permit certain additional administrative procedures in connection with the operation of the Option Plan.

B. The Board of Directors and shareholders have determined that the Company needs to increase the number of shares under the Option Plan for the granting of options and issuance of shares of restricted stock thereunder.

C. The Board of Directors and shareholders of the Corporation have approved an increase in the shares of Common Stock under the Option Plan to One Million One Hundred Twenty-five Thousand (1,125,000) shares, and the Company desires to execute this Amendment in order to memorialize the effect of those actions on the Option Plan.

AMENDMENT:

NOW, THEREFORE, the Company hereby amends the Option Plan as follows:

1. INCREASE IN AUTHORIZED SHARES. Effective as of the Effective Date, the number of shares of Common Stock set aside under the Option Plan for the granting of options and issuance of shares of restricted stock thereunder is hereby increased by One Million One Hundred Ten Thousand (1,110,000) shares, to a total of One Million One Hundred Twenty-five Thousand (1,125,000).

2. MISCELLANEOUS. Except as expressly modified by this Amendment, the Option Plan is hereby ratified and confirmed and remains in full force and effect.